Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Houston, TX — February 26, 2020 — Comfort Systems USA, Inc. (NYSE: FIX) today reported results for the fourth quarter and annual period ended December 31, 2019.

For the quarter ended December 31, 2019, net income was $34.1 million or $0.92 per diluted share,  as compared to $25.2 million or $0.67 per diluted share, for the quarter ended December 31, 2018.  Earnings in the fourth quarter of 2019 included an approximate $0.08 per diluted share benefit due to insurance proceeds related to the ransomware incident from April 2019. Revenue for the fourth quarter of 2019 was $719.6 million compared to $588.4 million in 2018.  The Company reported free cash flow of $33.9 million in the current quarter compared to $74.6 million in 2018.

Backlog as of December 31, 2019 was $1.60  billion as compared to $1.61  billion as of September 30, 2019 and $1.17 billion as of December 31, 2018. On a same-store basis, backlog increased from $1.17 billion as of December  31, 2018 to $1.36 billion as of December  31, 2019.

For the twelve months ended December 31, 2019, net income was $114.3 million, or $3.08 per diluted share, as compared to $112.9 million, or $3.00 per diluted share, in 2018. Earnings in the first quarter of 2018 included a $0.07 per diluted share increase due to a discrete tax item. Earnings in the second quarter of 2018 included an $0.08 per diluted share benefit from a legal settlement. Revenue for 2019 was $2.62 billion compared to $2.18 billion in 2018.  Free cash flow for the twelve months ended December 31, 2019 was $112.4 million compared to $121.6 million in 2018.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “We finished 2019 on a very positive note, with earnings per share that significantly exceeded the fourth quarter of 2018. Our backlog shows strong absolute and same store increases from a year ago. We are also happy to report that our Walker Engineering acquisition finished 2019 with an impressive fourth quarter performance. Additionally, this month we welcomed Starr Electric to the Comfort Systems USA family, further strengthening our electrical segment. Starr has complementary capabilities in one of our strongest markets, and we believe that combination will allow us to achieve important synergy. Starr also allows us to add new capabilities in our industry-leading modular and off-site construction business.”

Mr. Lane concluded, “In 2019 our teams were able to achieve record earnings per share, even surpassing the extraordinary results they achieved in 2018. We believe that the outlook for our industry continues to trend at high levels, and, as a result, we expect continued strength and strong profitability in 2020.”

The Company will host a webcast and conference call to discuss its financial results and position on Thursday,  February 27, 2020 at 10:30 a.m. Central Time. The call-in number for this conference call is 1-888-713-4218, and enter 70814887 as the passcode. The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab. A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, with 134 locations in 115 cities around the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	(Unaudited)
	2019	%	2018	%	2019	%	2018	%
Revenue	$719,584	100.0%	$588,359	100.0%	$2,615,277	100.0%	$2,182,879	100.0%
Cost of services	587,024	81.6%	470,184	79.9%	2,113,334	80.8%	1,736,600	79.6%
Gross profit	132,560	18.4%	118,175	20.1%	501,943	19.2%	446,279	20.4%

SG&A	86,588	12.0%	80,458	13.7%	340,005	13.0%	296,986	13.6%
Gain on sale of assets	(582)	(0.1)%	(315)	(0.1)%	(1,701)	(0.1)%	(945)	—
Operating income	46,554	6.5%	38,032	6.5%	163,639	6.3%	150,238	6.9%

Interest expense, net	(2,376)	(0.3)%	(1,089)	(0.2)%	(9,093)	(0.3)%	(3,637)	(0.2)%
Changes in the fair value of contingent earn-out obligations	933	0.1%	(2,559)	(0.4)%	(2,991)	(0.1)%	(2,066)	(0.1)%
Other income	20	—	79	—	187	—	4,141	0.2%
Income before income taxes	45,131	6.3%	34,463	5.9%	151,742	5.8%	148,676	6.8%

Provision for income taxes	11,079		9,307		37,418		35,773
Net income	$34,052	4.7%	$25,156	4.3%	$114,324	4.4%	$112,903	5.2%

Income per share
Basic	$0.93		$0.68		$3.10		$3.03
Diluted	$0.92		$0.67		$3.08		$3.00

Shares used in computing income per share:
Basic	36,743		37,102		36,854		37,202
Diluted	37,015		37,467		37,131		37,592

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2019	%	2018	%	2019	%	2018	%

Net income	$34,052		$25,156		$114,324		$112,903
Provision for income taxes	11,079		9,307		37,418		35,773
Other income, net	(20)		(79)		(187)		(4,141)
Changes in the fair value of contingent earn-out obligations	(933)		2,559		2,991		2,066
Interest expense, net	2,376		1,089		9,093		3,637
Gain on sale of assets	(582)		(315)		(1,701)		(945)
Depreciation and amortization	13,129		11,957		51,572		42,689
Adjusted EBITDA	$59,101	8.2%	$49,674	8.4%	$213,510	8.2%	$191,982	8.8%

Note:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income,  provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization.  Other companies may define Adjusted EBITDA differently.  Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	December 31,	December 31,
	2019	2018

Cash and cash equivalents	$50,788	$45,620
Billed accounts receivable, net	619,037	481,366
Unbilled accounts receivable	55,542	37,180
Costs and estimated earnings in excess of billings	2,736	10,213
Other current assets	62,081	35,321
Total current assets	790,184	609,700
Property and equipment, net	109,796	99,618
Goodwill	332,447	235,182
Identifiable intangible assets, net	159,974	95,275
Other noncurrent assets	112,611	22,789
Total assets	$1,505,012	$1,062,564

Current maturities of long-term debt	$20,817	$3,279
Accounts payable	196,195	176,167
Billings in excess of costs and estimated earnings	166,918	130,986
Other current liabilities	224,067	156,626
Total current liabilities	607,997	467,058
Long-term debt, net	205,318	73,639
Other long-term liabilities	106,393	23,820
Total liabilities	919,708	564,517
Total stockholders’ equity	585,304	498,047
Total liabilities and stockholders’ equity	$1,505,012	$1,062,564

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Cash provided by (used in):
Operating activities	$42,313	$79,188	$142,028	$147,190
Investing activities	$(8,397)	$(9,441)	$(224,450)	$(95,710)
Financing activities	$(23,491)	$(43,375)	$87,590	$(42,402)

Free cash flow:
Cash from operating activities	$42,313	$79,188	$142,028	$147,190
Purchases of property and equipment	(9,109)	(5,209)	(31,750)	(27,268)
Proceeds from sales of property and equipment	712	621	2,159	1,698
Free cash flow	$33,916	$74,600	$112,437	$121,620

Note:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.